Exhibit 10.24

Dated 19 July 2007

VODAFONE GROUP PLC

GLOBAL SHORT TERM INCENTIVE PLAN

Cash Incentive Bonus Awards

Global Short Term Incentive Plan - Cash Incentive Bonus Awards

1	Recitals

1.1	The Group operates a Global Short Term Incentive Plan (“GSTIP”).

1.2	As a form of short term incentive, the Group may award Cash Incentive Bonus Awards (as defined below) to eligible employees under the rules of the Global Short Term Incentive Plan (“the Rules”) set out herein.

1.3	These rules provide a framework within which Cash Incentive Bonus Awards will be made to eligible employees (“Participants”).

1.4	Participation in GSTIP and the receipt of Cash Incentive Bonus Awards are discretionary, non-contractual and do not form part of the terms and conditions of employment of Participants.

1.5	The GSTIP will be governed by these Rules and administered by the Remuneration Committee of Vodafone Group Plc (“Committee”)

2	Definitions

For the purpose of these Rules the following words and expressions shall have the following meanings:

2.1	“Cash Incentive Bonus Award” means any cash award determined by the [Group Remuneration Committee or a delegated authority] for the benefit of an eligible employee;

2.2	“Committee” means, subject to rule 8, the Remuneration Committee of the Board of Directors of the Company or any other committee or other body to whom the Board of Directors delegates some or all of their functions under these rules;

2.3	“Company” is Vodafone Group Plc

2.4	“Director” means any director of the Company, any member of the Group Executive Committee and, any other person designated, from time to time, by the Committee;

2.5	“GSTIP” means Global Short Term Incentive Plan;

2.6	“Member of the Group” means:

(a)	the Company; and

(b)	its Subsidiaries from time to time;

(c)	any JV Company and

(d)	any other company which is associated with the Company and is so designated by the Committee (for some or all purposes under the Plan);

2.7	“Participants” means those employees eligible for payment of a Cash Incentive Bonus Award as determined in accordance with clause 3 of these Rules.

2.8	“Performance Period” will be either the financial year of the Company, namely 1 April until 31 March or any other period as so determined by the Committee.

2.9	“Vodafone Group Aggregate” is the sum of the relevant constituent parts used to determine the Vodafone Group Business Achievement. It varies by measure and is determined each year by Group Business Planning.

3	Eligibility

3.1	Employees may only be invited to participate in GSTIP with the approval of the Committee. Eligible employees will be invited annually in writing to participate.

3.2	Eligibility to be considered for a Cash Incentive Bonus Award will be determined annually by the Committee.

3.3	Eligibility for a Cash Incentive Bonus Award does not guarantee payment of a Cash Incentive Bonus Award of any level or at all for that year.

3.4	Eligibility for a Cash Incentive Bonus Award in one year will not guarantee eligibility in any subsequent year and payment of Cash Incentive Bonus Award in respect of one year does not guarantee payment of a similar level of Cash Incentive Bonus Award or any Cash Incentive Bonus Award at all in subsequent years.

4	Determination of Cash Incentive Bonus Awards

4.1	Cash Incentive Bonus Awards are determined at the discretion of the Committee on an annual basis taking account of specific performance measures to be achieved over the plan performance year and any other factors that the Committee considers relevant.

4.2	Performance measures will be reviewed annually by the Group Planning Director and Group Reward & Recognition Director and determined at the sole discretion of the Committee. Performance measures will be communicated separately to Participants in writing on an annual basis as soon as is practicable after the start of the Performance Period.

4.3	In exceptional circumstances, the Committee may waive or change the performance measures, or any other factors, after they have been communicated to Participants if the Committee reasonably considers it appropriate to do so.

4.4	At the end of the Performance Period, and subject to achievement of the performance measures, the Committee shall approve the business achievement of the Vodafone Group Aggregate.

5	Payment of Awards

5.1	Participants will be notified annually in writing of the amount of any Cash Incentive Bonus Award payable to them.

5.2	Cash Incentive Bonus Awards will be paid subject to any deductions for tax and social security and subject to any local regulations applicable within the jurisdiction in which payment is made.

5.3	Cash Incentive Bonus Awards will be paid as soon as is practicable after achievement against the performance measures is known.

6	Termination of Employment

6.1	In the event that a Participant ceases to be an employee of a Member of the Group prior to the end of the Performance Period, the payment of any Cash Incentive Bonus Award for that Performance Period will be determined by the Committee or any other delegated authority, in accordance with the relevant terms from time to time in place (such terms to be communicated separately to Participants in writing on an annual basis).

7	Special Provisions for Directors

All decisions in respect of Directors are at the sole discretion of the Committee.

8	Governing law

These Rules shall be governed by and construed in accordance with English law.

3